EXHIBIT 99.1

National Western Life Announces 2005 Second Quarter Earnings

Austin, Texas, August 5, 2005 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLIA), announced today second quarter 2005 consolidated net earnings of $24.1 million, or $6.64 per diluted share, a 22% increase over consolidated net earnings of $19.7 million, or $5.47 per diluted share, reported for the second quarter of 2004. Consolidated net earnings for the first six months of 2005 were $40.3 million, or $11.11 per diluted share, compared with $89.0 million, or $24.74 per diluted share, reported a year ago. The 2004 results include the effect of a required change in accounting for certain annuity contracts during the first quarter of that year which increased reported net earnings by $54.7 million, or $15.20 per diluted share. The Company's book value per share at June 30, 2005 increased to $236.45.

Earnings from operations, excluding net realized gains and losses on investments(1), totaled $19.1 million, or $5.28 per diluted share, for the second quarter ended June 30, 2005, compared with $18.4 million, or $5.11 per diluted share, for the quarter ended June 30, 2004. For the first six months of 2005, earnings from operations were $34.7 million, or $9.57 per diluted share, versus $32.1 million, or $8.91 per diluted share, for the first six months of 2004. Referring to the second quarter and six-month results, Mr. Moody noted, "Given that our earnings and operating results in 2004 were a record year for National Western, we are particularly pleased that we are able to report growth from the levels of a year ago."

Operating revenues, excluding realized investments gains and derivative income, totaled $112.9 million for the second quarter of 2005 compared to $105.7 million for the comparable quarter in 2004. Year-to-date operating revenues increased to $219.2 million from $203.3 million the year before. Commenting, Mr. Moody indicated, "We are beginning to see some traction in our domestic life insurance line with sales up by more than a third and some of our more recent international opportunities are beginning to generate increasing sales activity."

Realized investments gains, net of taxes, for the quarter ended June 30, 2005 were $5.0 million, or $1.36 per diluted share, compared with $1.3 million, or $0.36 per diluted share for the quarter ended June 30, 2004. For the first six months of 2005, the Company reported realized investment gains, net of taxes, of $5.6 million, or $1.54 per diluted share, compared to realized investment gains of $2.3 million, or $0.63 per diluted share, during the first six months of 2004. "We have been able to selectively take advantage of the appreciation in some of the holdings in our commercial mortgage loan and real estate portfolio during this period of low interest rates and lock in attractive gains," Mr. Moody stated.

At June 30, 2005, the Company maintained total stockholders' equity of $852 million, assets of $6.2 billion, and life insurance in force in excess of $14.0 billion.

  The Company views earnings from operations, a non-GAAP financial measure, as an important indicator of financial performance. Presented in conjunction with net earnings, the combined presentation can enhance an investor's understanding of the Company's underlying profitability and results from ongoing operations. The definition of earnings from operations, as presented in this press release, excludes net realized investment gains and losses after tax. A reconciliation of earnings from operations to net earnings has been included as part of this press release.

Summary of Consolidated Operating Results
(In thousands except per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Revenues:
Revenues, excluding realized investment
gains and derivative income (loss)	$112,859	105,652	219,189	203,271
Derivative income (loss)	(2,478)	(186)	(16,400)	1,200
Realized gains on investments	7,616	2,013	8,584	3,472

Total revenues	$117,997	107,479	211,373	207,943

Earnings:
Earnings from operations	$19,147	18,403	34,720	32,071
Net realized gains on investments	4,951	1,309	5,580	2,257
Cumulative effect of a change in
accounting principle	-	-	-	54,697

Net earnings	$24,098	19,712	40,300	89,025

Basic Earnings Per Share:
Earnings from operations	$5.32	5.17	9.66	9.02
Net realized gains on investments	1.38	0.37	1.55	0.64
Cumulative effect of a change in
accounting principle	-	-	-	15.38

Net earnings	$6.70	5.54	11.21	25.04

Basic Weighted Average Shares	3,598	3,557	3,595	3,556

Diluted Earnings Per Share:
Earnings from operations	$5.28	5.11	9.57	8.91
Net realized gains on investments	1.36	0.36	1.54	0.63
Cumulative effect of a change in
accounting principle	-	-	-	15.20

Net earnings	$6.64	5.47	11.11	24.74

Diluted Weighted Average Shares	3,630	3,599	3,628	3,598

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President
Chief Financial & Administrative Officer
(512) 719-2493
bpribyl@nationalwesternlife.com